Exhibit 99.1

Contact Information:	FTD, Inc.
Lisa A. Witek
Investor Relations
(630) 719-6174
lwitek@ftdi.com

FOR IMMEDIATE RELEASE

DOWNERS GROVE, IL. – Tuesday, November 23, 2004 – FTD Group, Inc. announced today that it had filed a registration statement with the Securities and Exchange Commission relating to the proposed initial public offering of shares of its common stock. The shares in the offering are being offered by FTD Group, Inc.  The number of shares to be offered and the price range for the offering have not yet been determined.  FTD Group has not yet selected underwriters for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

FTD Group, Inc. is a holding company for FTD, Inc., which is a provider of floral services and products and a direct marketer of flowers and specialty gifts.

3113 Woodcreek Drive • Downers Grove, IL 60515

Main Phone: (630) 719- 7800 • www.FTDi.com